Exhibit 99.5

Trinity Industries, Inc.
Quarterly Conference Call
Comments of Steve Menzies, President, Trinity Industries Leasing Company
May 6, 2004

Thank you, Tim. Good morning.

I will first provide a few comments regarding the North American railcar market followed by a few comments concerning TrinityRail’s market performance in the 1st quarter of 2004. I will conclude with a few remarks on the performance of our Leasing and Management Services business group.

During the 1st quarter of 2004, the North American railcar industry received orders for over 17,900 railcars. This is an increase from the 4th quarter of 2003, during which 12,000 railcars were ordered, the largest number of railcars ordered since 25,000 railcars in the 3rd quarter of 1998. The continued robust growth of the intermodal sector and the aggressive purchasing strategy of TTX fueled a significant portion of industry orders during the 1st quarter of 2004. Industry orders during the quarter also included a wide array of different railcar types servicing numerous end user markets. The increased demand for covered hopper cars that serve the grain industry is encouraging. Expanding grain exports and replacement of older, smaller covered hoppers is driving the demand for this railcar type. With low coal inventories at power plants and greater demand for coal-fired/steam-generated electricity due to high natural gas prices, we are experiencing solid demand for new aluminum coal cars. In addition, railroads continue to upgrade their boxcar fleets as they gain modal share from trucks. And industry demand for new tank cars improved for the fourth consecutive quarter, reflecting rising demand for basic chemicals and continued strong demand for commodities such as ethanol. As the 1st quarter of 2004 ended, the industry had a backlog of 41,300 railcars, highest since 1999.

During the 1st quarter, TrinityRail received orders for approximately 7,700 railcars, or 43% of the industry’s total. TrinityRail received orders for covered hopper cars, mill gondolas, aluminum coal cars, box cars, and tank cars, in addition, we, also received orders for autoracks, which, as Tim mentioned, are not included in railcar order figures. We are targeting additional tack-on orders for autoracks responding to the increasing demand to replace older autoracks. Our railcar order backlog of over 16,700 railcars—40% of the industry backlog—is at its highest level since the 2nd quarter of 1999. We continue to selectively increase our production capacity to meet the growing demand for railcars and to efficiently manage our production rate to address our sizeable order backlog.

Our Leasing and Management Services Group showed continued fleet growth, improved utilization, and operating earnings growth in the 1st quarter of 2004. During the quarter, Trinity Industries Leasing Company added approximately 530 new railcars to its fleet. At the end of the quarter, our owned and leased railcar fleet had grown to 19,000 compared to 16,200 at the end of the 1st quarter of 2003. All of our fleet additions in the 1st quarter were placed on lease. Our committed lease backlog is approximately 1,380 railcars or 8.3% of TrinityRail’s total backlog. Fleet utilization increased to 98.3%, at March 31, 2004 compared to 98.1% at December 31, 2003, and 94% a year earlier, at March 31, 2003. The improved fleet utilization and fleet additions have resulted in improved profitability for our Leasing and Management Services business group. Our lease portfolio is well diversified by car type, industries served, and customer concentration. The average age of the fleet is approximately 5 years with an average remaining lease term of over 6 years. Credit quality remains stable. Given the rapid rise in new railcar prices and increased fleet utilization in our own fleet and throughout the industry, we expect lease rates to strengthen over the near-term.

Thank you. I’ll now turn it over to Jim Ivy.